Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: John Wilcox (509) 495-4171 john.wilcox@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Second Quarter and Year-to-Date 2021, Confirms 2021 Consolidated Guidance, Lowers Avista Utilities Guidance for 2021 and 2022, and Confirms 2023 Consolidated Guidance

SPOKANE, Wash. – Aug. 4, 2021, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $14.1 million, or $0.20 per diluted share, for the second quarter of 2021, compared to $17.5 million, or $0.26 per diluted share, for the second quarter of 2020. For the six months ended June 30, 2021, net income was $82.1 million, or $1.18 per diluted share, compared to $65.9 million, or $0.98 per diluted share for the six months ended June 30, 2020.

“Avista Utilities’ earnings were below expectations for the second quarter due to an increase in net power supply costs, mainly from higher customer loads due to an extended heat wave. We had lower than normal hydroelectric generation due to hot and dry conditions, so we had to rely on additional thermal generation and market purchases at higher costs to serve those additional loads,” said Dennis Vermillion, president and chief executive officer of Avista Corp.

“We experienced several days of triple-digit, record-breaking temperatures across the region, combined with a major increase in customer energy usage, set a new system-wide peak electric load and put significant strain on the electric grid. We appreciate our customers’ patience when we implemented protective outages to prevent extensive damage to our electric system. Over the course of the event, we were able to reduce the impact to customers through system modifications and we commit to improving in the future.

"In regulatory matters, we are pleased to have reached an all-party settlement in our Idaho general rate case. We expect a decision in the Washington general rate case by the end of September.

“AEL&P’s earnings met expectations for the second quarter and they are on track to meet the full year guidance.

"Our other businesses had a strong quarter and exceeded expectations due to gains on our investments and the sale of certain subsidiary assets associated with the Spokane Steam Plant.

“We are continuing to invest in capital to maintain and update our infrastructure and provide safe, reliable and affordable energy. We increased our estimated capital expenditures for 2021 through

2023, which results in increased regulatory lag. Additionally, we revised our forecasted depreciation expense. Although we are confirming our 2021 consolidated earnings guidance with a range of $1.96 to $2.16 per diluted share, we are adjusting our 2021 segment ranges to lower Avista Utilities by $0.10 per diluted share and raise our other businesses by $0.10 per diluted share. For similar reasons, we are lowering our 2022 consolidated earnings guidance by $0.15 per diluted share to a range of $2.03 to $2.23 per diluted share. For 2023, we are confirming our earnings guidance with a consolidated range of $2.42 to $2.62 per diluted share,” Vermillion added.

Summary Results: Avista Corp.’s results for the second quarter of 2021 and the six months ended June 30, 2021, (year-to-date) as compared to the respective periods in 2020 are presented in the table below (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	2021	2020	2021	2020
Net Income (Loss) by Business Segment:
Avista Utilities	$7,717	$17,605	$71,775	$63,584
AEL&P	1,299	1,328	4,775	4,723
Other	5,058	(1,480)	5,541	(2,430)
Total net income	$14,074	$17,453	$82,091	$65,877
Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.11	$0.26	$1.03	$0.95
AEL&P	0.02	0.02	0.07	0.07
Other	0.07	(0.02)	0.08	(0.04)
Total earnings per diluted share	$0.20	$0.26	$1.18	$0.98

Analysis of 2021 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the second quarter and the six months ended June 30, 2021 (year-to-date) as compared to the respective periods in 2020, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2020 consolidated earnings	$17,453	$0.26	$65,877	$0.98
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(3,819)	(0.05)	3,134	0.05
Natural gas utility margin (including intracompany) (c)	1,337	0.02	8,521	0.12
Other operating expenses (d)	(5,839)	(0.08)	(700)	(0.01)
Depreciation and amortization (e)	6,072	0.09	3,188	0.05
Interest expense	(323)	(0.01)	(182)	—
Other	1,574	0.02	1,503	0.01
Income tax at effective rate (f)	(8,890)	(0.13)	(7,273)	(0.10)
Dilution on earnings	n/a	(0.01)	n/a	(0.04)
Total Avista Utilities	(9,888)	(0.15)	8,191	0.08
AEL&P earnings	(29)	—	52	—
Other businesses earnings (g)	6,538	0.09	7,971	0.12
2021 consolidated earnings	$14,074	$0.20	$82,091	$1.18

(a)
The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.
(b)
Electric utility margin (operating revenues less resource costs) decreased for the second quarter, but increased for the year-to-date and was impacted primarily by the following:
•
General rate increase in Washington, effective April 1, 2020.
•
Customer growth contributed additional retail electric revenue.
•
Increased net power supply costs, for both the second quarter and year-to-date, primarily due to higher customer loads from warmer than normal weather, which required additional resources to serve those loads. However, we had lower than normal hydroelectric generation due to hot and dry weather in the Pacific Northwest. Because of this, we had to rely on thermal generation and power market purchases to serve our additional load. In addition, hydroelectric generation was lower and electric loads were higher throughout the Pacific Northwest, so this increased market prices for purchased power, as well as natural gas prices for fuel.
•
For the second quarter of 2021, we recognized a pre-tax expense of $7.6 million under the Energy Recovery Mechanism (ERM) compared to a pre-tax benefit of $0.4 million for the second quarter of 2020. For the first half of 2021, we had a $3.3 million pre-tax expense under the ERM, compared to a $5.6 million pre-tax benefit for the first half of 2020. For the full year 2021, we expect to be in a surcharge position under the ERM within the 90 percent customer/10 percent Company sharing band.
•
During the first six months of 2020, we recorded an accrual of $1.4 million for customer refunds related to our 2015 Washington general rate case.
(c)
Natural gas utility margin (operating revenues less resource costs) increased for the second quarter and year-to-date and was impacted primarily by the following:
•
General rate increases in Oregon, effective Jan. 16, 2021, and Washington, effective April 1, 2020.
•
Customer growth contributed additional retail natural gas revenue.
•
During the first six months of 2020, we recorded an accrual of $3.6 million for customer refunds related to our 2015 Washington general rate case.
(d)
Other operating expenses increased for the second quarter of 2021 and the year-to-date, primarily because we had increases in generation and distribution operating and maintenance costs at Avista Utilities. Part of this increase was due to the timing of maintenance projects in 2020 which were delayed until later in 2020 due to COVID-19, whereas in 2021, these projects occurred on a schedule that was closer to normal. In 2021, we also had additional storm costs. The increases were partially offset because the first six months of 2020 included expense for disallowed replacement power costs at Colstrip and an accrual for the Colstrip community

(e)
transition fund associated with the finalization of our Washington general rate cases. The first six months of 2021 also had lower bad debt expense as we are deferring any additional bad debt expense through our COVID-19 regulatory deferral.
(e)
Depreciation and amortization decreased primarily due to a one-time increase to depreciation expense during the first half of 2020 as we were able to utilize $10.9 million ($8.4 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Washington. This was partially offset by increased depreciation from additions to utility plant.
(f)
Our effective tax rate was 14.6 percent for the second quarter of 2021, compared to negative 83 percent for the second quarter of 2020. For the year-to-date, our effective tax rate was 15.1 percent compared to 0.9 percent in the prior year. The increase in the tax rate was primarily due to the offset of deferred income taxes against accelerated depreciation for Colstrip during the second quarter of 2020 as provided in the 2019 Washington general rate case settlement. As mentioned above, this was $8.4 million in 2020. Excluding the Colstrip settlement adjustment, income taxes increased primarily due to an increase in pre-tax income.
(g)
For the second quarter of 2021 and year-to-date, earnings at our other businesses increased primarily due to gains on our investments. Additionally, during the second quarter of 2021 we sold certain subsidiary assets associated with the Spokane Steam Plant.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and six months ended June 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended June 30, 2021:
Electric	$228,019	$71,289	$156,730	$36,126	$120,604
Natural Gas	80,070	38,755	41,315	9,523	31,792
Less: Intracompany	(20,529)	(20,529)	—	—	—
Total	$287,560	$89,515	$198,045	$45,649	$152,396
For the three months ended June 30, 2020:
Electric	$213,785	$52,092	$161,693	$37,270	$124,423
Natural Gas	74,555	34,977	39,578	9,123	30,455
Less: Intracompany	(20,000)	(20,000)	—	—	—
Total	$268,340	$67,069	$201,271	$46,393	$154,878
For the six months ended June 30, 2021:
Electric	$485,599	$149,156	$336,443	$77,550	$258,893
Natural Gas	240,866	113,244	127,622	29,417	98,205
Less: Intracompany	(39,045)	(39,045)	—	—	—
Total	$687,420	$223,355	$464,065	$106,967	$357,098
For the six months ended June 30, 2020:
Electric	$459,993	$127,623	$332,370	$76,611	$255,759
Natural Gas	224,505	107,955	116,550	26,866	89,684
Less: Intracompany	(38,953)	(38,953)	—	—	—
Total	$645,545	$196,625	$448,920	$103,477	$345,443
(a)
Income taxes for 2021 and 2020 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity

In April 2021, we repaid the outstanding balance on our one-year credit agreement that we entered into in April 2020. In June 2021, we entered into an amendment to our committed line of credit that extends the expiration date to June 2026, with the option to extend for an additional one year period. As of June 30, 2021, we had $79.9 million of available liquidity under this line of credit. AEL&P also had $25 million of available liquidity under its committed line of credit that expires in November 2024.

During 2021, we expect to issue approximately $140 million of long-term debt and $90 million of common stock (including $15.7 million of common stock issued during the six months ended June 30, 2021). The increase in long-term debt and common stock is to fund increased capital expenditures.

Capital Expenditures and Other Investments

Avista Utilities’ capital expenditures were $211 million for the six months ended June 30, 2021, and we currently expect Avista Utilities’ capital expenditures to total about $450 million in 2021. The $35 million increase in expected capital expenditures is related to customer growth and storms. In addition, we expect our capital expenditures to total about $445 million for 2022 and 2023 to support continued customer growth and maintain our system to provide safe, reliable energy to our customers. We expect AEL&P’s capital expenditures to total about $7 million in 2021.

In addition, we expect to invest about $15 million at our other businesses in 2021 primarily related to non-regulated investment opportunities and economic development projects in our service territory.

2021 Earnings Guidance and Outlook

Avista Corp. is confirming its 2021 consolidated earnings guidance with a range of $1.96 to $2.16 per diluted share. We are lowering our 2022 consolidated earnings guidance by $0.15 per diluted share to a range of $2.03 to $2.23 per diluted share. We are confirming our 2023 consolidated earnings guidance with a range of $2.42 to $2.62 per diluted share. Our guidance assumes, among other things listed below, timely and appropriate rate relief in our jurisdictions.

We expect Avista Utilities to contribute in the range of $1.83 to $1.97 per diluted share for 2021. This is a decrease of $0.10 per diluted share from our previous guidance.

The lowering of Avista Utilities guidance in 2021 and our consolidated guidance in 2022 is primarily due to increased regulatory lag due to increased capital expenditures and higher than expected depreciation expense. As we begin planning our next Washington general rate case to be filed early in the first quarter of 2022, which will be a multiyear rate plan as required under a new law, we will seek to include all capital investment (through the end of the rate plan period) in rates in order to earn our allowed return by 2023.

In addition, we have experienced an increase in actual and forecasted net power supply costs. Although the midpoint of our guidance range does not include any benefit or expense under the ERM in Washington, the increase in net power supply costs has reduced our opportunity to be in the upper half of the Avista Utilities and consolidated range. Our current expectation for the ERM is a surcharge position within the 90 percent customer/10 percent Company sharing band, which is expected to decrease earnings by $0.08 per diluted share. In addition, we are absorbing more than expected net power supply costs under the Power Cost Adjustment mechanism in Idaho.

For 2021, we expect AEL&P to contribute in the range of $0.08 to $0.11 per diluted share.

We expect the other businesses to contribute in the range of $0.05 to $0.08 per diluted share, which is a $0.10 per diluted share increase from our previous guidance range. The increase in the earnings guidance range for our other businesses is due to investment gains and the gain from the sale of our Spokane Steam Plant assets.

Our outlook for Avista Utilities and AEL&P assumes, among other variables listed below, normal precipitation, temperatures, other operating conditions, and below normal hydroelectric generation. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain. We cannot predict the duration and severity of the COVID-19 global pandemic. The longer and more severe the economic restrictions and business disruption, the greater the impact on our operations, results of operations, financial condition and cash flows.

NOTE: We will host a conference call with financial analysts and investors on Aug. 4, 2021, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, confirmation number: 4621859#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 11, 2021. Call (855) 859-2056, confirmation number 4621859#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 402,000 customers and natural gas to 369,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the current COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs, thereby causing serious operational and financial harm to Avista Corp. and our customers; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, which could result in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation